Paul R. Myhill

o paulm@protandim.com o

November 11, 2005

Mr. Javier Baz
Chairman of the Board
Lifeline Therapeutics, Inc.
6400 S. Fiddlers Green Circle, Suite 1970
Englewood, CO 80109

By E-mail with electronic signature. Additional signed copy to be delivered to the Lifeline corporate offices

RE: Resignation from the Board of Directors and Executive Committee of Lifeline Therapeutics, Inc.

Javier,

This letter is to inform you that, due to multiple reasons, including a desire to focus on the international market development for Protandim®, I hereby resign from the Board of Directors (“Board”) and Executive Committee of Lifeline Therapeutics, Inc. (“Lifeline” or “Company”). This resignation is effective immediately and only applies to my positions as an Officer and Director of the Company, including my role as Vice President. I will remain as an employee of the Company in order to lead the international work that has now been assigned to me.

As the initial researcher and developer of the Protandim concept and as its primary inventor, I naturally have a deep interest in the continued success of the product, the Company, and its shareholders. I therefore want to take this occasion to share my thoughts on some areas of opportunity. My hope to see them further addressed and capitalized upon constitutes part of the reason for this action. However, I have to make it clear that I see them primarily as opportunities, not problems. They are listed in no order of importance:

o

Investor Relations: The Company needs to be more mindful of the informational desires of its shareholders and the investment community. We owe these individuals and organizations a more regular stream of communications, disclosures and general press releases. We have a lot of things going on and we should regularly tell our publics about them.

o

Marketing Message: I believe that we have allowed our FDA/FTC attorneys and other corporate counsel to strip our marketing message of its power and distinction by removing or changing significant items that were fully supportable and defendable from a scientific standpoint. The new print ad version that I viewed a couple of days ago is certainly a step in the right direction, but we need counsel to better understand our business and marketing requirements. Additionally, we need marketing personnel that has more experience in this area.

o

Television Advertising: Careful reconsideration needs to be given to using television advertising (long form and short form) to promote Protandim. This is probably best accomplished using variations of branded ingredient strategies that we have talked about in the past. Recent pharmaceutical advertising placements display that television advertising can indeed be done in a credible way. Likewise, direct response forms can be accomplished in a scientifically-based, reputable way.

o

Print Placements: I have always been an advocate of doing the “big” placements in publications like the AARP magazine, instead of a variety of cheaper placements in smaller vehicles. I encourage the Company to be bold and willing to spend the big dollars for big placements.

o

Additional Marketing Resources: Additional marketing resources (human/financial) need to be allocated to the Marketing Department. Marketing management needs these resources in order to be further positioned for continued success. This shouldn’t entail simply shuffling current personnel around or engaging expensive outside advice to meet deficiencies that need a longer-term solution. It should involve the hiring of dedicated, proven experts in specific key areas. I believe that we shouldn’t have to extensively hire outside counsel for market research, messaging, positioning and execution. These are core activities that inherently need to be contained in-house as part of the experience base of the marketing management of the Company. I don’t believe that we presently have it. Long-term nutraceuticals/supplements experts already understand these market elements and don’t have to pay considerably for outside advice. It is part of their knowledge base and background, part of what a company purchases in hiring them as employees/managers. I feel that too many times this Company has tried to creep up learning curves with current personnel, rather than hiring individuals that already have the full understanding in needed areas of importance. With that all said, I do believe that we have a good consultant right now (Julie) that is necessary to help with this situation until the right elements are all in place. I am confident that we will progress in this area with the addition of further marketing resources that have specific expertise in our industry and markets.

o

Dietary Supplements Consumer Goods (Retail) Expertise: When we founded this Company, it was always our intention to eventually hire in dietary supplement retail expertise. Complementing with consultants is ok when necessary, but we should have this experience on staff. Even for what has been achieved thus far, we need better retail support experience to ensure better-informed, better-trained personnel within GNC and future retail outlets. Getting product placed is not enough. We have to have better “sell-through” to the final customer.

o

Dietary Supplements Direct Response Expertise: Same as above. Direct response is a specific discipline requiring a specific proficiency. It is at the heart of our business model and has to be an in-house area of expertise.

o

Customer Loyalty / Continuity Programs: As part of the direct response activities of the position above, we need to provide our customers with ongoing sales communications including fresh, monthly newsletters (electronic newsletters and printed versions inserted into product mailings) that support the continued use of Protandim. We have an extensive database. These pieces could include “Protandim Lifestyle” stories, SOD and CAT research briefs, Dr. McCord Q&A’s, etc. We have an amazing opportunity to keep “selling” to our Autoship customers each month. This would appear to be one of the most basic things we should be doing to increase customer loyalty/retention and gain additional customers through referrals.

o

Public Relations: We really have to take advantage of existing contacts and prior interest. Our story and materials were made available to numerous people in the media. These leads are now growing cold. An in-house PR team (complemented by spot contract needs) could have been brought up-to-speed and actively engaged in the task well before now.

o

Marketing Team: I am not quite sure why I am not included on the marketing team. It would appear that the person who developed the product, researched the markets, wrote the original marketing plan, handled the initial promotional responsibilities until a marketing manager was hired, and who is the only individual who has been around since Protandim’s inception, should be included in such discussions and determinations. Given my new involvement with international markets, it would now appear even more critical for me to be included on such a team.

o

Infringers: Prior attorney relationships allowed us to quickly and rigorously defend our IP, trademarks and copyrights. More recent relationships have been too slow, unproductive and/or unresponsive in this area. We should change representation in order to be more aggressive and fruitful in these endeavors. I believe we now have an exceptional consultant (same as mentioned above) who has a firm grasp of this as well as the full IP/marketing picture. Her recommendations should be strongly considered and implemented.

o

Corporate Citizenship: The Company made a pledge to give towards global humanitarian needs. I still strongly hold the position that the Company should honor this widely-communicated commitment. We should keep our word.

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Customer Service & Fulfillment: The in-house team is necessary in order to provide trained personnel to answer the “deeper” questions. Our current Customer Service manager is a tremendous asset to this Company and is handling a difficult and essential role very well indeed, but past explorations into seeking a combined fulfillment/customer service center should also be pursued to complement this.

o

International Markets: I am very pleased by our recent developments in this area and encourage the Board to fully support the plan of global research and engagement. We have some truly exceptional possibilities before us that we can act upon rather quickly. These could translate into many millions of dollars in revenue comparatively soon. I welcome my new role, which draws from extensive international and research experience, to provide value in this area.

o

Product Line Extensions: I have previously forwarded preliminary research observations and data for a companion nutritional product for Protandim. We need to be proactive in seeing it (or something like it) developed and marketed alongside Protandim for people that do not have well-balanced diets. Let’s not forget that I originally set out to develop Protandim as the companion product. That same research now nicely lends itself to a companion product for Protandim.

o	Executive Committee: It is my hope that the Executive Committee will transfer more powers to the new CEO, when appointed. Daily decisions of significance should be entrusted to that position.

o

Entrepreneurship: I realize that we are now a public company with various obligations and committees addressing different facets of the operation, but I feel that we need to reinstate a sense of “entrepreneurship” within the Company. Part of that can be achieved through the above action.

o	Corporate Counsel: Due to frustrations that are held by multiple members of management, I believe that we need to switch back to our prior corporate counsel.

These are just a few personal observations and opinions. Again, I primarily view them as opportunities, not problems. I will be glad to share more with you if you desire and would be happy to attend the Board meeting this coming Monday morning (November 14th) for that purpose. I trust that the Board and Company, now and under the future leadership of the new CEO, will take advantage of the obligations and opportunities inherent in the list above.

I thank you for the great honor of serving on the Board of Directors and Executive Committee of Lifeline Therapeutics, Inc. The composition of our current Board is truly an enviable collection of high-profile, well-credentialed business leaders with a vast degree of relevant experience. Many public companies would be most eager to have such a distinguished list of individuals in the boardroom.

I look forward to the next chapter ahead.

Respectfully Submitted,

/s/ Paul Myhill
    Paul Myhill

PS:   The above content is based on my opinions and interpretations of the underlying data, observations and communications of which I am aware. If I am missing information, have erred in any of my understandings or representations, or have subsequently drawn false conclusions, I sincerely apologize.